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               [NUMBER 9  VISUAL TECHNOLOGY LOGO APPEARS HERE]


August 25, 1998

Mr. Michael Romanies


Dear Michael;

Pursuant to your intended departure from Number Nine and subsequent agreement to be retained by Number Nine in an on-call consulting capacity through October 23, 1998, the following will constitute the terms of separation and retention as a consultant to the Company.

    It is agreed that:

            1. When engaged as a Consultant, you will be paid at your current rate of compensation plus all reasonable expenses.

            2. All of the Company paid insurance will remain in effect through October 23, 1998 including those benefits extended to you as an Officer of the Company. As of October 23, 1998 you will be eligible for COBRA coverage and need to notify Number Nine of your intent to take/not take advantage of this benefit continuation, as it is made available to you under Federal Law.

            3. The stock option grant of June, 1998 will continue to vest under the terms of the grant through the period of this consultant agreement.

            4. The stock option grant of August, 1997 will continue to vest under the terms of the grant through the period of this consultant agreement.

By affixing signatures below, both parties understand the terms and conditions of this agreement.


/s/ William Ralph                        /s/ Michael Romanies
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Number Nine Visual Technology            Michael Romanies